EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009, relating to the consolidated financial statements of Citrus Corp., which appears in Southern Union Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 5, 2009